UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2009

Dynamic Applications Corp.
(Exact name of registrant as specified in its charter)

Delaware	333-150652	98-0573566
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Beit Gibor Sport 7 Menachem Begin Street Ramat Gan, Israel	52521
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 011 (9723) 611-6262

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2009, Dynamic Applications Corp. (the "Company") entered into a Cooperation and Partnership Agreement with Green Biofuels Holding Ltd. ("GBH"), an Israeli corporation (the "Agreement").  Under the Agreement GBH agreed to contribute, convey, assign and transfer all of GBH's rights title and interest in specified Carbon Credit Projects.  As compensation, the Company will pay GBH a compensation payment of 3% of the first six years of total gross income derived from an accepted project, from income paid to Dynamic or to any third party recruited by Dynamic to participate in such project or to any of its affiliated companies.  The payment will apply only when the total gross income derived from the accepted project reaches 1 million Euros for the first time.

The Company further agreed to arrange financing of 44,000 Euro for a Fuxin Project within 10 days of the date of the Agreement, and 26,000 Euro for a coal mine and two projects in the Ukraine and Kazakhstan by August 27, 2009.  In addition, the Company agreed to provide further financing for the benefit of these aforesaid projects in the amount of 100,000 Euro up until September 15, 2009 and 100,000 Euro up until October 1, 2009.

GBH agreed to a non-compete agreement for a period until 1 year following the date GBH or its affiliates owns, directly or indirectly any interest in the Company.

Private Placement Subscription Agreement

On the same date, the Company agreed to issue to each of Mr. Shlomo Palas, Mr. Samuel Keshet and Mr. Eliezer Weinberg (collectively, the "Recipients") 7,178,750 shares of the common stock of the Company, which constituted an aggregate total of 21,538,250 of such shares (the "Share Issuances").   The Share Issuances are subject to the prior finalization and approval of a stock plan relating to the common stock under applicable Israeli law by the Company and/or its Israeli subsidiary, which finalization and approval remains pending.  The Recipients are officers, directors and/or shareholders in GBH.  Mr. Weinberg was appointed as a director and Messrs. Palas and Keshet were appointed as employees of the Company's wholly-owned Israeli subsidiary.

The Share Issuances were agreed to be accomplished by means of private placements of common stock, which relied on applicable exemptions from registration under U.S. securities laws.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, regarding the Agreement and the Company’s plans, objectives, and intentions. Words such as expects, anticipates, intends, plans, believes, seeks, estimates, and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this report.

Forward-looking statements in this report include matters that involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this report. Such risk factors include, among others: uncertainties as to the timing of the matters covered by the Agreement; costs related to the Agreement; availability and terms of capital and financing; the effectiveness of the carbon credits program; the timing and amount of any contracts agreements or rights relating to carbon credit projects; the success of prospect development and contract acquisition GBH and the Company relating to carbon credit projects; the relationship of the Company and GBH with owners of carbon credit projects; the impact of weather and the occurrence of disasters, such as fires, floods, and other events and natural disasters; government regulation of carbon credit industry; developments in China, Ukraine or Kazakhstan or other countries; the success of strategic plans, expectations and objectives for future operations of the Company. Actual results may differ materially from those contained in the forward-looking statements in this report. The Company undertakes no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this report. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included under Item 1.01 of this current report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is included under Item 1.01 of this current report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information required by this Item 5.02 is included under Item 1.01 of this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
10.1	Cooperation and Partnership Agreement, between the Company and Green Biofuels Holding Ltd. dated August 9, 2009.
10.2	Private Placement Subscription Agreement dated August 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC APPLICATIONS CORP.

By:	/s/ Ori Goore
Name: Ori Goore
Title: Chief Executive Officer

Date: August 9, 2009